Exhibit 16.1

February 25, 2020

U.S. Securities and Exchange Commission

100 F Street, NE

Washington DC 20549

Commissioners:

We have read the statements under Item 4.01 of the Current Report on Form 8-K of Kaopu. (copy attached), which we understand will be filed with the Securities and Exchange Commission on or about February 25, 2020. We agree with the statements concerning our Firm in such Form 8-K.

/s/ Thayer O’ Neal Company LLC

Sugar Land, Texas